Exhibit 10.2

[FORM OF 2014 TRANSITION RESTRICTED STOCK AWARD AGREEMENT]

POPULAR, INC.

2014 TRANSITION RESTRICTED STOCK AWARD AGREEMENT

Recipient:

The Compensation Committee of the Board of Directors of Popular, Inc. (the “Committee”) has granted you this award of Restricted Stock (“Restricted Stock”). This award agreement (this “Award Agreement”) and the letter, dated September 25, 2014, to which this Award Agreement is appended as an exhibit (the “Letter Agreement”) set forth the terms and conditions of your Award. This Award is made under the Popular, Inc. 2004 Omnibus Incentive Plan, as amended (the “Plan”) and, except as otherwise provided herein and in the Letter Agreement, is subject to the terms of the Plan. Capitalized terms used but not otherwise defined in this Award Agreement have the meanings given in the Plan.

1. Award. The number of shares of Restricted Stock subject to this Award is set forth at the end of this Award Agreement. This Award of Restricted Stock will vest as set forth below.

2. Vesting; Payout.

(a) Vesting. Except as provided in this Paragraph 2 and in Paragraphs 3 and 4, you shall become vested in the Restricted Stock as follows: 50% of your Restricted Stock shall vest on each of the First and Second Anniversary Dates as defined in the Letter Agreement (each, a “Scheduled Vesting Date”), subject in each case to the satisfaction of applicable performance conditions as set forth below. Satisfaction of the applicable performance conditions will be determined by the Committee in its sole discretion. Except as provided in this Paragraph 2, and in Paragraphs 3 and 4 hereof and subject to the terms of the Plan, if your employment terminates for any reason prior to a Scheduled Vesting Date, your rights in respect of your unvested shares of Restricted Stock shall terminate.

(b) Payout. In the event that an applicable performance condition is not met as of a Scheduled Vesting Date, then the corresponding number of shares of Restricted Stock due to vest on such date will be reduced by 3% (to be rounded to the nearest whole share) for each 1% that performance is determined by the Committee in its sole discretion to be below the applicable performance condition. For the avoidance of doubt, the final number of Restricted Shares that vest will be determined by the Committee in its sole discretion, and any Restricted Shares that do not so vest will be forfeited and you will have no rights in respect thereof. Except as provided herein, the transfer restrictions on the applicable number of whole shares of Restricted Stock shall lapse on the applicable Scheduled Vesting Date (“Payout Date”).

3. Termination of Restricted Stock.

(a) Except as provided herein, your rights in respect of your outstanding, unvested shares of Restricted Stock shall immediately terminate and be forfeited if, at any time prior to a Scheduled Vesting Date, (i) your employment with the Corporation terminates for any reason, (ii) a Repayment Event under Section 1(c)(2) or Section 1(c)(3) of the Letter Agreement) occurs or (iii) during the period beginning on the day after the First Anniversary Date through and including the Second Anniversary Date, an event occurs that would have been a Repayment Event under Section 1(c)(2) of the Letter Agreement had such event occurred on or before the First Anniversary Date.

(b) Unless the Committee determines otherwise, and except as further provided in Paragraph 4, your rights in respect of all of your outstanding, unvested shares of Restricted Stock (whether or not vested) shall immediately terminate and be forfeited if, at any time prior to a Scheduled Vesting Date, any event that constitutes Cause (as defined in the Letter Agreement) has occurred.

4. Certain Terminations. Any Restricted Stock that remains outstanding as of the date of your termination of employment shall be forfeited, provided that any such Restricted Stock will not be forfeited if your employment is terminated (1) involuntarily by the Corporation without Cause, (2) due to your Retirement (as defined in the Letter Agreement) with the consent of the Committee (which it may withhold in its discretion for any reason or no reason), (3) as a result of your Disability (as defined in the Letter Agreement) or (4) by your death, if and only if, in the case of clauses (1) through (3), you execute (and do not revoke during any applicable revocation period) a general release of claims in a form to be determined by Popular in its discretion. In the case of clauses (1) through (4), the Restricted Stock will vest and all transfer restrictions thereon shall lapse as originally scheduled and set forth in this Award Agreement and all terms and conditions will continue to apply (other than the requirement for continued employment), including the satisfaction of applicable performance conditions.

5. Non-transferability. This Award (or any rights and obligations hereunder) may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution.

6. Withholding, Consents and Legends.

(a) You shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with your Award. The Corporation will withhold shares of Common Stock with a value equal to the payment of the taxes that the Corporation determines it is required to withhold under applicable tax laws with respect to the Restricted Stock (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of the Restricted Stock, and cause the restrictions on the remainder of the shares subject to your Award to lapse pursuant to Paragraph 2(b). The Corporation will use the Fair Value of the Common Stock in order to determine the number of shares to be withheld. If you wish to remit cash to the Corporation (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Corporation to satisfy such withholding obligation, you must notify the Corporation in advance and do so in compliance with all applicable laws and pursuant to such rules as the Corporation may establish from time to time, including, but not limited to the Corporation’s Insider Trading Policy.

(b) Your right to receive shares pursuant to the Award is conditioned on the receipt to the reasonable satisfaction of the Committee of any required consent that the Committee may reasonably determine to be necessary or advisable. By accepting delivery of the shares, you acknowledge that you are subject to Corporation’s Insider Trading Policy. The Corporation will have the right to offset any outstanding amounts owed by you to the Corporation or any of its affiliates against the obligation to deliver shares in respect of any Restricted Stock.

7. Section 409A. Restricted Stock awarded under this Award Agreement is intended to be exempt from or to comply with Section 409A of the U.S. Code, to the extent applicable, and this Award Agreement is intended to, and shall be interpreted, administered and construed consistent therewith. The Committee shall have full authority to give effect to the intent of this Paragraph 7.

8. No Rights to Continued Employment. Nothing in this Award Agreement shall be construed as giving you any right to continued employment by the Corporation or any of its affiliates or affect any right that the Corporation or any of its affiliates may have to terminate or alter the terms and conditions of your employment.

9. Successors and Assigns of the Corporation. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and its successor entities.

10. Committee Discretion. Subject to the terms of the Plan, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement (including, without limitation, whether you have become subject to Disability), and its determinations shall be final, binding and conclusive.

11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your estate, if such consent is obtained after your death), and provided, further, that the Committee may not accelerate or postpone the payout of shares to occur at a time other than the applicable time provided for in this Award Agreement. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

12. Adjustment; Other Plan Provisions. Subject to Paragraph 11, the Committee shall adjust equitably the terms of this Award in accordance with Section 5.4 of the Plan, if applicable. Subject to the terms of this Award Agreement, this Award shall be subject to the terms of the Plan, including, but not limited to, the provisions of Section 8.4 related to dividends and voting rights. Cash dividends paid on the Restricted Stock, and all of the Common Stock that may be subsequently acquired with such cash dividends, will be invested in the purchase of additional shares of Common Stock of the Corporation in accordance with the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (DRIP). Such shares are not subject to the restrictions and are immediately vested.

13. The Restricted Stock shall be held in custody by the Fiduciary Services Division of Banco Popular de Puerto Rico.

14. Governing Law. This award shall be governed by and construed in accordance with the laws of Puerto Rico, without regard to principles of conflicts of laws.

15. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, POPULAR, INC. has caused this Award Agreement to be duly executed and delivered as of October 24, 2014.

POPULAR, INC.

By:
Title:

Recipient:

Dollar Value of Award	[$ ]

Market Price	[$ ]

Shares of Restricted Stock (#):	[ ]

Shares Vesting	Scheduled Vesting Date	Performance Condition
[ ] (50%)	September 25, 2015	Popular’s achievement of adjusted net income of [$ ] or greater for the four measurable quarters prior to the Scheduled Vesting Date
[ ] (50%)	September 25, 2016

Acknowledged and agreed to:
Signature

Address:
Street

	City,	State	Zip Code

Employee Number: [            ]